news release

FOR RELEASE at 5:00 PM, PST	FOR MORE INFORMATION, CONTACT:
February 2, 2004	Paul Lefebvre, Sonic Solutions
415.893.8000 phone • 415.893.8008 fax
NASDAQ:SNIC	paul_lefebvre@sonic.com email

Sonic™ to Acquire InterActual® Technologies

Combined Company Offers End-to-End Solutions for

Web-Connected DVD Creation and Playback

Marin County, California (February 2, 2004) – Sonic Solutions (NASDAQ: SNIC) today announced that it has entered into a definitive agreement to acquire InterActual Technologies, the leading provider of solutions for integrating DVD content with the Internet and additional on-disc bonus features for $8.8 million in cash. With the acquisition of InterActual, Sonic will further strengthen its leadership position with the Hollywood-based DVD production community and broaden its professional DVD authoring product line with advanced web-linking technologies. In addition, InterActual’s web-enabled DVD playback capabilities will be integrated into Sonic’s consumer DVD software applications as well as its AuthorScript™ DVD creation engine, enabling Sonic’s bundle OEMs and technology licensing partners to deliver the best possible connected-DVD experience to their customers.

As a result of the acquisition, Sonic will acquire InterActual’s web-enabling technologies including its portfolio of 17 patents and patent applications, the InterActual Player, and all engineering and service operations. Key InterActual executives, including Todd Collart, InterActual’s president, and almost all members of staff will join Sonic’s Professional Products or Advanced Technologies business units. Sonic plans to continue to market the InterActual brand and spotlight logo as part of the Sonic product family. Sonic also plans to continue InterActual’s cross-platform licensing strategy to enable third-party DVD players and authoring solutions to play and access InterActual bonus content.

InterActual is recognized by Hollywood’s top movie studios as the de facto standard for seamlessly connecting DVD-Video content with both web- and high-end ROM-based bonus features such as downloadable commentaries, scene medleys, and image galleries accessible with a DVD-enabled PC. The InterActual Player can be found on hundreds of millions of DVDs, including such blockbuster titles as New Line Cinema’s “Lord of the Rings – The Two Towers,” Disney’s “Pirates of the Caribbean,” Warner Bros.’ “The Matrix Reloaded” and “Harry Potter and The Chamber of Secrets,” Universal’s “Seabiscuit,” and Columbia TriStar’s “Spider-Man.” In 2003 over 70% of the top 25 selling DVDs were InterActual-enabled.

“As the leading provider of DVD creation solutions to Hollywood as well as the leading supplier of DVD and CD creation software on the PC, Sonic is the perfect partner with whom to expand

Sonic Solutions • 101 Rowland Way • Novato, CA 94945 • tel: 415.893.8000 • fax: 415.893.8008 • www.sonic.com

InterActual’s technology and enhance our service offerings to the content community,” said Todd Collart, president of InterActual Technologies. “Joining forces with Sonic greatly strengthens our ability to deliver cutting-edge Internet-connected technology across a broad-range of platforms, especially for our studio partners.”

“The PC DVD-ROM market segment represents over 44% of U.S.-based DVD viewing households, and this segment is growing dramatically,” said Bob Doris, president and CEO of Sonic Solutions. “InterActual’s industry-leading technology and service operations targeted at highly connected consumers allow us to enhance the world’s best DVD creation technology to our professional authoring customers while enabling our PC and license partners to offer internet-connected DVD playback solutions that deliver a deeply enriched DVD experience for their customers.”

The acquisition is subject to customary closing conditions, including approval by InterActual shareholders. Sonic currently expects to close the acquisition in mid- to late February 2004. Sonic management plans to provide more information regarding the financial and operational impact of the acquisition during the Company’s 3rd Quarter Fiscal 2004 Financial Results Conference call scheduled for 1:30 PM PST (4:30 PM EST) on Tuesday, February 3, 2004.

About InterActual

InterActual Technologies, Inc., (http://www.interactual.com) is the leading provider of software and services that enhance DVD movie viewing on computers and next-generation consumer electronics devices. InterActual offers an exclusive line of platform-based solutions for integrating DVD content with the Internet and additional on-disc bonus features. The InterActual platform enables DVD producers to augment the original feature program with compelling and relevant features and activities. InterActual has become the de facto standard for DVD-ROM content creation and integration, shipping on over 1000 major DVD titles representing hundreds of millions of discs. Incorporated in 1995, InterActual is a privately-held company headquartered in San Jose, California, with a satellite team in Los Angeles, California.

About Sonic Solutions (NASDAQ: SNIC)

Based in Marin County, California, Sonic Solutions (http://www.sonic.com) is the world’s leading supplier of DVD creation software for professional, industrial and consumer applications. The majority of major film releases on DVD have been produced on Sonic’s professional DVD authoring systems in studios around the world. Sonic’s MyDVD® and DVDit!® are the most widely-used DVD creation applications by consumers and video enthusiasts and are the solutions of choice among the key PC and after-market drive suppliers. Sonic’s RecordNow!™ is a leading solution for audio and data mastering. Sonic’s AuthorScript, the DVD and CD formatting and burning engine that underlies Sonic’s applications, is the most widely deployed DVD software engine and has been licensed by Adobe, Microsoft, Sony, and many others.

The above paragraphs of this press release may contain forward looking statements that are based upon current expectations. Actual results could differ materially from those projected in the forward looking statements as a result of various risks and uncertainties including, among others, the possibility that the proposed acquisition will not close, the reaction of customers of Sonic and InterActual to the acquisition, Sonic’s ability to integrate InterActual’s business and technology with its own, Sonic’s ability to retain InterActual’s key employees and other factors, including those discussed in the Company’s annual and quarterly reports on file with the Securities and Exchange Commission. This press release should be read in conjunction with the Company’s most recent annual report on Form 10-K, Form 10-Q and Registration Statement on file with the Securities and Exchange Commission, which contain a more detailed discussion of the Company’s business including risks and uncertainties that may affect future results. The Company does not undertake to update any forward looking statements.

InterActual, the InterActual spotlight logo, and/or other InterActual products referenced are trademarks or registered trademarks of InterActual Technologies, Inc. Sonic, the Sonic logo, Backup MyPC, CinePlayer, PrePlay, DVD Producer, Edit-on-DVD, NoNOISE, OpenDVD, Sonic PrimeTime, RecordNow! and Simple Backup are trademarks of Sonic Solutions. AuthorScript, AutoDVD, DVDit!, DVD Fusion, MyDVD, PrePlay, ReelDVD, Scenarist, Sonic DVD Creator and Sonic Solutions are registered trademarks of Sonic Solutions. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic under license. Specifications, pricing and delivery schedules are subject to change without notice.